Exhibit 99.1

Company Contacts:

Kenneth Traub	Adam Scheer
President and Chief Executive Officer	VP, Corporate Development & Marketing
Tel. (609) 632-0801	Tel. (609) 632-0871
ktraub@abnh.com	ascheer@abnh.com

AMERICAN BANK NOTE HOLOGRAPHICS

 STRENGTHENS ITS EXECUTIVE MANAGEMENT TEAM

New Appointments to Chief Financial Officer, Chief Technology Officer,

Vice President of Engineering and Quality Assurance and Board of Directors

Robbinsville, NJ - June 10, 2005 – American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced important enhancements to its executive management team.

Mr. Mark J. Bonney has been appointed to the position of Executive Vice President and Chief Financial Officer.  Mr. Bonney has served on the Company’s Board of Directors since 2003, and brings extensive financial and managerial experience to his new position with the Company.  As Chief Financial Officer of Zygo Corporation, a leading supplier of optical systems, Mr. Bonney helped to manage the company’s growth from approximately $20 million to $100 million over a six year period.  Mr. Bonney was also President and Chief Operating Officer of Axsys Technologies, a supplier of optical components, and Managing Partner of Endeavour Advisors, a financial consulting firm.  Mr. Bonney holds an M.B.A. in Finance from the University of Hartford.  Mr. Bonney has resigned from his post on the Company’s Board of Directors in connection with his new assignment on the Company’s executive management team. Mr. Bonney will be responsible for managing the financial and administrative operations of the Company in its new headquarters in Robbinsville, New Jersey. Mr. Bonney replaces Alan Goldstein as the Company’s Chief Financial Officer.  Mr. Goldstein will remain with the Company as the Company’s Vice President of Finance under an amended employment agreement which expires in March 2006.

Mr. Ron G. McClenny has been appointed to the position of Vice President of Engineering and Quality Assurance.   Mr. McClenny brings extensive manufacturing, engineering and quality management expertise to ABNH and will be responsible for managing the Company’s expanded

engineering and quality assurance operations.   Mr. McClenny was previously Vice President, and General Manager of JVC Magnetics America, where he was responsible for managing a $100 million video tape manufacturing facility with 250 staff members.  Mr. McClenny holds a B.S. in Electrical Engineering from Auburn University and has over 25 years of experience in high quality factory operations.  Mr. McClenny is a Six Sigma Black Belt and will be leading ABNH’s ongoing efforts in continuous product and process improvement.

Dr. John Hynes has been appointed to the position of Vice President and Chief Technology Officer of ABNH.  Dr. Hynes has been President of Card Based Information Technologies, Inc., a leading consulting firm to the card industry since 1990, and in this capacity has been consulting on behalf of the Company in connection with HoloMag™ and other projects.   Dr. Hynes holds a doctorate in magnetic physics from Florida State University and has worked in the transaction card and related industries for over 25 years.  He holds several patents on magnetic stripes, card security and other fields.  Dr. Hynes has served on numerous standards committees including American National Standards Institute (ANSI), International Standards Organization (ISO) and Automatic Identification Manufacturers (AIM).  Dr. Hynes has also chaired Card Technology Seminars, Card Tech/Secure Tech and International Card Manufacturers Association (ICMA) annual conferences covering magnetic stripe performance, card production and emerging technologies.

Mr. Jordan Davis recently joined the Company’s Board of Directors and has been appointed Chairman of the Audit Committee of the Board of Directors.  Mr. Davis is Managing Partner of Radius Ventures, a venture capital firm with approximately $100 million under management.  Mr. Davis serves on the boards of directors of Health Language, Inc., Impliant, Inc. and Zettacore, Inc., each portfolio companies of Radius. Mr. Davis earned an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University in 1986.

Messrs. Bonney, McClenny and Hynes will report directly to Kenneth Traub, President and Chief Executive Officer of the Company.  Mr. Salvatore D’Amato, Chairman of the Board of the Company, continues to work full time in a senior executive capacity with Mr. Traub and will be assisting both Mr. McClenny and Dr. Hynes in the assumption of their new responsibilities.  The other members of the executive management team reporting to Mr. Traub continue to be Michael Banahan – Vice President of Sales, John Lerlo – Vice President of Manufacturing, William Morwald – Vice President of Product Management and Adam Scheer – Vice President of Corporate Development and Marketing.

With the addition of Jordan Davis, the Board of Directors is currently comprised of Mr. Traub, Mr. D’Amato, Fred Levin, Doug Crane and Mr. Davis.

Kenneth Traub, President and CEO of ABNH, commented, “The successful execution of our strategic plan has enabled us to recruit a top quality management and technical team to lead ABNH into the future.   We have reshaped our management team to reflect the current priority of scaling our business through innovative security solutions to protect documents and products, outstanding customer service and high quality manufacturing.”  Mr. Traub continued, “Our products are gaining increased acceptance in the transaction card, identity document and brand protection markets.  As a result, we are investing confidently in improved infrastructure, expanded production capabilities and an outstanding management and technical team to capitalize on the expanded opportunities in our business.”

Salvatore D’Amato, Chairman of the Board, added, “This is a very exciting time for ABNH.  It is a pleasure to be working with such a talented group of professionals. I look forward to continuing to work closely with this team, as we move forward with our investment and growth plans.”

The Company has opened its new facility in Robbinsville, NJ.  Management and administrative staff are currently operating out of both the Elmsford, NY facility and the Robbinsville, NJ facility.  The Company expects all manufacturing operations to be moved from its existing facilities in Elmsford, NY and Huntingdon Valley, PA to the Robbinsville, NJ facility in July.

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.  The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products.   The Company’s headquarters is in Robbinsville, NJ.  For more information, visit www.abnh.com.

Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH website at www.abnh.com.